SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Agreement”) is entered into as of [●] January 2024, by and among (i) Lifezone Recycling US, LLC, a Delaware limited liability company (“RecycleCo”), (ii) Lifezone Holdings US, LLC, a Delaware limited liability company (“Lifezone”), and (iii) Glencore Ltd., a company formed under the laws of Switzerland (“Glencore”). Certain capitalized terms used in this Agreement are defined in Section 6 hereof.
Recitals
A.    Lifezone is an indirect wholly-owned subsidiary of Lifezone Metals Limited, a company formed under the laws of the Isle of Man, which operates in the metals supply chain of extraction, processing, and recycling. Lifezone and its Affiliates (collectively, the “Lifezone Group”) have certain patented hydrometallurgical technology.
B.    Glencore is an indirect wholly-owned subsidiary of Glencore plc, a public limited company formed under the laws of the Island of Jersey, which engages in the production, refinement, processing, storage, transport, and marketing of metals and minerals, and energy products.
C.    RecycleCo was formed as a limited liability company under the laws of the State of Delaware by the filing of a Certificate of Formation with the Delaware Secretary of State on September 15, 2023. Lifezone is a party to the Limited Liability Company Agreement of RecycleCo, dated as of September 15, 2023 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement or its terms, the “LLC Agreement”). On the date hereof, Lifezone is the sole member of RecycleCo and holds 100 per cent. of the membership interests of RecycleCo. Pursuant to the LLC Agreement, RecycleCo is managed by Lifezone.
D.    Glencore and Lifezone wish to join together in a joint venture related to the sourcing, recovery, processing and marketing of precious group metals comprised of refined platinum, palladium, and rhodium (“PGM”) products. In connection with the formation of the joint venture, Glencore, Glencore AG, and RecycleCo have entered into the Term Sheet, dated as of 12 December 2023 (the “Term Sheet”), a copy of which is attached to this Agreement as Schedule A and is hereby incorporated in and made a part of this Agreement.
E.    As set out in the Term Sheet, Glencore and Lifezone intend for RecycleCo to (i) install and operate a commercial-scale recycling refinery in the United States (the “Project”), (ii) utilize the Lifezone Group’s hydrometallurgical technology patents listed in Schedule B to this Agreement to recover PGMs from spent autocatalytic converters, and (iii) once recovered, beneficiate or process such PGMs into refined PGM products that can be marketed by Glencore.
F.    As part of the first stage of funding and development of the Project (the “First Stage”), each of Glencore and Lifezone desires to acquire from RecycleCo, and RecycleCo desires to issue and sell to each of Glencore and Lifezone, membership interests pursuant to the terms and conditions set out herein.

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G.    Glencore and Lifezone wish to enter into this Agreement to provide for the investment by Lifezone and Glencore in membership interests of RecycleCo and to set out the terms and conditions governing the First Stage and the advancement of the Project, the operation and management of RecycleCo, and the parties’ obligations with respect to the proposed second stage of funding and development of the Project (the “Second Stage”).
NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:
Section 1.First Stage.
(a)Certain Amendments to the LLC Agreement. Lifezone agrees that effective immediately prior to the closing of the transactions contemplated under the First Stage (the “First Stage Closing”), Lifezone will be deemed to have amended the LLC Agreement as follows:
(i)References to “the Member” in Section 1.3 (Registered Office), Section 1.9 (Management and Officers), the second sentence of Section 1.8.1. (Tax Characterization and Returns), and Section 1.14 (Dissolution; Liquidation) of the LLC Agreement will be deemed deleted and replaced with “Lifezone Holdings US, LLC”.
(ii)References to “the Member” in Section 1.7 (Capital Subscriptions), the first sentence in Section 1.8.1 (Tax Characterization and Returns), Section 1.13 (Distributions Upon Dissolution), Section 1.15 (Limited Liability), 1.16 (Amendment), and Section 1.19 (Consent to Jurisdiction Provision) of the LLC Agreement will be deemed deleted and replaced with “each Member”.
(iii)Section 1.6 (Interest) of the LLC Agreement will be deemed deleted and replaced with the following: “The LLC shall be authorized to issue a single class of Limited Liability Company Interest (as defined in the Act) (the “Units”) including any and all benefits to which the holder of such Units may be entitled in this Agreement and under the Act, together with all obligations of such person to comply with the terms and provisions of this Agreement and the Act. Each Member’s rights and interest in the LLC, including such Member’s interest in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote on certain LLC matters as provided in this Agreement shall be represented by the Units herein, which shall be uncertificated. The LLC is authorized to issue an unlimited number of Units. In connection with the formation of the LLC, Lifezone Holdings US, LLC was issued 1,000,000 Units in the LLC. The Members agree to use their respective commercially reasonable efforts to further the business of the LLC.”
(iv)Section 1.10 (Distributions) of the LLC Agreement will be deemed deleted and replaced with the following: “At such time as the Members shall mutually determine and agree, Lifezone Holdings US, LLC shall cause the LLC to distribute any cash held by it which is neither reasonably necessary for the operation of the LLC nor otherwise in violation of Section 18-607 or 18-804 of the Act.”
(v)Section 1.11 (Assignments) of the LLC Agreement will be deemed deleted and replaced with the following: “Neither this Agreement nor any Units subject to this Agreement may be assigned or transferred by a Member without the prior written consent of the Company and the other Member, except that a Member may, without the prior written consent of the Company and the other Member, assign or transfer its rights and obligations under this Agreement or any Units held by such Member to any Affiliate of such Member (a “Permitted

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Transferee”), provided that such transfer includes the entire beneficial and legal interest of such Member under this Agreement and such Permitted Transferee is a Person that is not an individual. Any Permitted Transferee of a Member hereunder shall deliver to the Company a duly executed joinder to this Agreement to become a party to this Agreement. If such Permitted Transferee ceases to be an Affiliate of the transferor, then, upon cessation of being such an Affiliate, the Permitted Transferee shall immediately transfer its entire legal and beneficial interest under this Agreement to the transferor.”
(vi)Section 1.12 (Admission of Additional Members) of the LLC Agreement will be deemed deleted and replaced with the following: “Additional members of the LLC, other than Permitted Transferees, may be admitted to the LLC only with the consent of all Members.”
(b)Investment and Use of Proceeds.
(i)The parties hereto agree that the purpose of the First Stage is to provide funding to RecycleCo in order for RecycleCo to conduct confirmatory piloting work in Australia in order to optimize the flowsheet and PGM yields in respect of the Project. Accordingly, subject to the terms and conditions set out in this Agreement, at the First Stage Closing: (A) Glencore shall acquire from RecycleCo, and RecycleCo shall issue and sell to Glencore, 68,182 Units for an aggregate purchase price equal to $1,500,000 and become a party to the LLC Agreement; and (B) Lifezone shall acquire from RecycleCo, and RecycleCo shall issue and sell to Lifezone, 68,182 Units for an aggregate purchase price equal to $1,500,000; in each case, free and clear of any liens, encumbrances or restrictions (except for restrictions that arise pursuant to applicable securities laws or under the LLC Agreement).
(ii)The parties hereto agree that, following the consummation of the First Stage Closing, the terms set out in the Schedule to the Term Sheet (First Stage JV Terms), including, without limitation, the provisions set forth therein under the headings (x) “Reserved Matters”, which shall require the unanimous approval of the Members (as defined in the LLC Agreement) and (y) “Winding up”, the other terms of this Agreement and the terms of the LLC Agreement as amended hereby shall govern the joint venture among the parties hereto and the Project until the earlier to occur of (A) the mutual termination of this Agreement by the parties hereto and (B) the parties’ entry into an agreement that expressly supersedes this Agreement. In the event of any conflict or duplicative right or obligation, between any of the foregoing terms and the LLC Agreement, except with respect to Section 5(c) and the second sentence of Section 1(b)(iii) of this Agreement, the provisions of the Schedule to the Term Sheet (First Stage JV Terms) will govern to the extent of such conflict or duplicative right or obligation. For the avoidance of doubt, notwithstanding the terms of the LLC Agreement, as amended, the consent or approval rights of each “Shareholder” as set forth in the provisions of the Schedule to the Term Sheet (First Stage JV Terms) shall be in addition to and not in lieu of the consent or approval rights of the Members as set forth in the LLC Agreement.
(iii)RecycleCo shall use the proceeds received from Glencore and Lifezone pursuant to this Section 1 to pay for (A) costs and expenses incurred related to the Confirmatory Piloting Results (to be carried out in Australia), (B) reasonable legal expenses incurred with respect to the preparation and negotiation of the Second Stage documentation, and (C) reasonable travel and other expenses and costs incurred that are related to the Project, including identifying a potential site location. RecycleCo and the Lifezone Group shall be the operator/manager of the Project. The parties hereto agree that any tangible or intangible intellectual property (including any know-how or other intellectual property rights, whether patentable or not, or any standard operating procedures, techniques, methods, plans, prototypes, specifications and designs, and all analyses, compilations, studies or other materials containing or based in whole or in part upon such information) developed by Lifezone and its Affiliates in connection with the Confirmatory

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Piloting Results shall be and remain the exclusive property of Lifezone or such of its Affiliates as have provided the related technology and services to RecycleCo.
(c)Closing of First Stage.
(i)The First Stage Closing will be held remotely via the electronic exchange of documents and executed signature pages on the date hereof or on such other date as the parties mutually agree in writing following the satisfaction or waiver of the following conditions: (A) completion of compliance due diligence that Glencore requests (acting reasonably); and (B) obtaining any antitrust, foreign direct investment and any othe regulatory appeals legally required in order to consummate the First Stage Closing.
(ii)At the First Stage Closing: (A) Glencore shall deliver to RecycleCo an amount equal to $[x] by wire transfer of immediately available funds to an account designated in writing by RecycleCo and a joinder to the LLC Agreement, in the form attached hereto as Schedule C, duly executed by Glencore; (B) Lifezone shall deliver to RecycleCo an amount equal to $[x] by wire transfer of immediately available funds to an account designated in writing by RecycleCo; and (C) RecycleCo shall issue to (I) Glencore, 68,182 Units, which will constitute 6 per cent. of the issued and outstanding membership interests of RecycleCo effective as of the First Stage Closing, and (II) Lifezone, 68,182 Units, which, together with the 1,000,000 Units previously issued to Lifezone, will constitute 94 per cent. of the issued and outstanding membership interests of RecycleCo effective as of the First Stage Closing.
Section 2.Representations and Warranties by Lifezone. Lifezone represents and warrants to RecycleCo and Glencore that the following statements are true and accurate as of the date hereof:
(a)Lifezone is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to enter into this Agreement and to undertake the transactions contemplated in this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary action on behalf of Lifezone and are the legal, valid and binding obligations of Lifezone, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.
(b)Neither the execution of this Agreement, nor the performance by Lifezone of its obligations hereunder, will (i) violate or conflict with Lifezone’s organizational documents, (ii) violate or conflict with any Law applicable to Lifezone or by which any of Lifezone’s properties or assets are bound, (iii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any material contract, note, deed, or mortgage to which Lifezone is a party or by which any of Lifezone’s assets or properties are bound, or (iv) result in the creation or imposition of any liens or encumbrances with respect to, or otherwise have a material adverse effect upon, any of Lifezone’s assets or properties. There is no action or proceeding pending or, to Lifezone’s knowledge, threatened against Lifezone seeking to enjoin, challenge or prevent the transactions contemplated herein.
(c)Lifezone Limited, an Affiliate of Lifezone, is the sole and exclusive owner of each patent set forth on Schedule B to this Agreement that will be the subject of the Technology Licensing Agreement to be entered into at or prior to the Second Stage Closing pursuant to Section 5(b)(v), below (each, a “Subject Patent”), free and clear of all encumbrances. Each

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Subject Patent is subsisting, enforceable and valid (or in the case of applications, applied for), and all registration, maintenance and renewal fees currently due in connection with each such Subject Patent have been paid, and all documents, recordations and certificates in connection with each such Subject Patent currently required to be filed have been filed with the relevant governmental authorities in the relevant jurisdictions for the purposes of prosecuting and maintaining such Subject Patent and evidencing or recording the ownership interests of Lifezone Limited therein. All Subject Patents developed by current and former employees, consultants and independent contractors of Lifezone Limited have been assigned to Lifezone Limited under effective proprietary information and invention disclosure and assignment agreements signed by such employee, consultant or independent contractor. Lifezone has valid and sufficient rights to grant the licenses to the Subject Patents pursuant to the Technology Licensing Agreement, or has the corporate power and authority to cause Lifezone Limited to grant such licenses. Neither Lifezone nor Lifezone Limited (nor any of their Affiliates) has granted any third party any exclusive right or license to the Subject Patents.
(d)Lifezone is acquiring Units hereunder for its own account with the present intention of holding such securities for investment purposes and that Lifezone has no intention of selling such securities in a distribution in violation of applicable securities Laws. Lifezone acknowledges that such Units have not been registered under the Securities Act or other applicable securities Laws and that such Units will be issued to Lifezone in reliance on exemptions from the registration requirements of the Securities Act and other applicable securities Laws and in reliance on Lifezone’s representations and agreements contained in this Agreement.
(e)Lifezone (i) is an “accredited investor” as defined in Rule 501(a) of the Securities Act and (ii) has, by reason of Lifezone’s business and financial experience and the business and financial experience of those retained by Lifezone, such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of holding the Units being acquired hereunder such that Lifezone is sophisticated as contemplated by Rule 506(b)(2)(ii) of the Securities Act.
(f)Lifezone is able to bear the economic risk and lack of liquidity of an investment in RecycleCo and is able to bear the risk of loss of Lifezone’s entire investment in RecycleCo, and Lifezone fully understands and agrees that Lifezone may have to bear the economic risk of Lifezone’s purchase for an indefinite period of time because, among other reasons, the Units being acquired hereunder have not been registered under the Securities Act or under other applicable securities Laws and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and other applicable securities Laws or unless an exemption from such registration is available. Lifezone has received all the information necessary or appropriate for deciding whether to accept the Units being acquired hereunder. Lifezone further represents that it has had an opportunity to ask questions and receive answers from RecycleCo regarding the terms and conditions of the Units being acquired hereunder and the business, properties, prospects and financial condition of RecycleCo.
(g)Lifezone and its Affiliates (i) have complied with all applicable laws, rules and regulations, including the Anti-Bribery and Corruption Laws, Anti-Money laundering, Sanctions and Anti-Tax-Evasion Laws; and (ii) have not authorized, offered, promised, paid or otherwise given, whether directly or indirectly, any Improper Inducement.
(h)Lifezone has instituted and maintains policies and procedures that are suitable for the size and nature of its operations and that are (i) designed to ensure that it complies with its obligations under Section 2(g) above and (ii) prevent it and its Associated Persons acting on its behalf from engaging in conduct that would cause a breach of any Anti-Bribery and Corruption Law, Anti-Money Laundering, Sanctions or any Anti-Tax Evasion Law.

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(i)Neither Lifezone, nor any of its subsidiaries (collectively for the purposes of this Section 2(i) the “Company”) or directors, senior executives or officers, or to the knowledge of the Company, any person on whose behalf the Company is acting in connection with the Agreement, is a Sanctioned Person; and no Sanctioned Person has any beneficial or other property interest in the Agreement.
Section 3.Representations and Warranties by Glencore. Glencore represents and warrants to RecycleCo and Lifezone that the following statements are true and accurate as of the date hereof:
(a)Glencore is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary action on behalf of Glencore and are the legal, valid and binding obligations of Glencore, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.
(b)Neither the execution of this Agreement, nor the performance by Glencore of its obligations hereunder, will (i) violate or conflict with Glencore’s organizational documents, (ii) violate or conflict with any Law applicable to Glencore or by which any of Glencore’s properties or assets are bound, (iii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any material contract, note, deed, or mortgage to which Glencore is a party or by which any of Glencore’s assets or properties are bound, or (iv) result in the creation or imposition of any liens or encumbrances with respect to, or otherwise have a material adverse effect upon, any of Glencore’s assets or properties. There is no action or proceeding pending or, to Glencore’s knowledge, threatened against Glencore seeking to enjoin, challenge or prevent the transactions contemplated herein.
(c)Glencore is acquiring Units hereunder for its own account with the present intention of holding such securities for investment purposes and that Glencore has no intention of selling such securities in a distribution in violation of applicable securities Laws. Glencore acknowledges that such Units have not been registered under the Securities Act or other applicable securities Laws and that such Units will be issued to Glencore in reliance on exemptions from the registration requirements of the Securities Act and other applicable securities Laws and in reliance on Glencore’s representations and agreements contained in this Agreement.
(d)Glencore (i) is an “accredited investor” as defined in Rule 501(a) of the Securities Act and (ii) has, by reason of Glencore’s business and financial experience and the business and financial experience of those retained by Glencore, such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of holding the Units being acquired hereunder such that Glencore is sophisticated as contemplated by Rule 506(b)(2)(ii) of the Securities Act.
(e)Glencore is able to bear the economic risk and lack of liquidity of an investment in RecycleCo and is able to bear the risk of loss of Glencore’s entire investment in RecycleCo, and Glencore fully understands and agrees that Glencore may have to bear the economic risk of Glencore’s purchase for an indefinite period of time because, among other reasons, the Units being acquired hereunder have not been registered under the Securities Act or under other applicable securities Laws and, therefore, cannot be resold, pledged, assigned or otherwise

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disposed of unless they are subsequently registered under the Securities Act and other applicable securities Laws or unless an exemption from such registration is available. Glencore has received all the information necessary or appropriate for deciding whether to accept the Units being acquired hereunder. Glencore further represents that it has had an opportunity to ask questions and receive answers from RecycleCo regarding the terms and conditions of the Units being acquired hereunder and the business, properties, prospects and financial condition of RecycleCo.
(f)Glencore and its Affiliates (i) have complied with all applicable laws, rules and regulations, including the Anti-Bribery and Corruption Laws, Anti-Money laundering, Sanctions and Anti-Tax-Evasion Laws; and (ii) have not authorized, offered, promised, paid or otherwise given, whether directly or indirectly, any Improper Inducement.
(g)Glencore has instituted and maintains policies and procedures that are suitable for the size and nature of its operations and that are (i) designed to ensure that it complies with its obligations under Section 3(f) above and (ii) prevent it and its Associated Persons acting on its behalf from engaging in conduct that would cause a breach of any Anti-Bribery and Corruption Law, Anti-Money Laundering, Sanctions or any Anti-Tax Evasion Law.
(h)Neither Glencore, nor any of its subsidiaries (collectively for the purposes of this Section 3(h), the “Glencore Entities”) or directors, senior executives or officers, or to the knowledge of the Glencore Entities, any person on whose behalf any of the Glencore Entities are acting in connection with the Agreement, is a Sanctioned Person; and no Sanctioned Person has any beneficial or other property interest in the Agreement.
Section 4.Representations and Warranties by RecycleCo. RecycleCo represents and warrants to Glencore and Lifezone that the following statements are true and accurate as of the date hereof:
(a)RecycleCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to enter into this Agreement and to undertake the transactions contemplated in this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary action on behalf of RecycleCo and are the legal, valid and binding obligations of RecycleCo, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally.
(b)Neither the execution of this Agreement, nor the performance by RecycleCo of its obligations hereunder, will (i) violate or conflict with RecycleCo’s organizational documents, (ii) violate or conflict with any Law applicable to RecycleCo or by which any of RecycleCo’s properties or assets are bound, (iii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any material contract, note, deed, or mortgage to which RecycleCo is a party or by which any of RecycleCo’s assets or properties are bound, or (iv) result in the creation or imposition of any liens or encumbrances with respect to, or otherwise have a material adverse effect upon, any of RecycleCo’s assets or properties. There is no action or proceeding pending or, to RecycleCo’s knowledge, threatened against RecycleCo seeking to enjoin, challenge or prevent the transactions contemplated herein.
(c)On the date of this Agreement: (i) Lifezone is the record and beneficial owner of 100 per cent. of the membership interests of RecycleCo; (ii) Lifezone holds such membership

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interests free and clear of any liens, encumbrances or restrictions (except for restrictions that arise pursuant to applicable securities laws or under the LLC Agreement); (iii) such membership interests were issued in compliance with all applicable Laws; and (iv) except for such membership interests, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating RecycleCo to issue any additional Units or membership interests.
(d)RecycleCo (i) holds all material permits and authorizations that have been issued by applicable Governmental Authorities and necessary for the Project at the current state of the Project’s development and (ii) is in compliance in all material respects with the terms of such permits and authorizations. RecycleCo is, and has been since the date of its formation, in compliance in all material respects with all Laws applicable to RecycleCo or RecycleCo’s properties or assets. RecycleCo does not have any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the date hereof, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date hereof except for liabilities in connection with the Project.
(e)RecycleCo and its Affiliates and its and their Associated Persons (i) have complied with all applicable laws, rules and regulations, including the Anti-Bribery and Corruption Laws, Anti-Money laundering, Sanctions and Anti-Tax-Evasion Laws; and (ii) have not authorized, offered, promised, paid or otherwise given, whether directly or indirectly, any Improper Inducement.
(f)RecycleCo has instituted and maintains policies and procedures that are suitable for the size and nature of its operations and that are (i) designed to ensure that it complies with its obligations under Section 4(e) above and (ii) prevent it and its Associated Persons from engaging in conduct that would cause a breach of any Anti-Bribery and Corruption Law, Anti-Money Laundering, Sanctions or any Anti-Tax Evasion Law.
(g)Neither RecycleCo, nor any of its subsidiaries (collectively for the purposes of this Section 4(g) the “Company”) or directors, senior executives or officers, or to the knowledge of the Company, any person on whose behalf the Company is acting in connection with the Agreement, is a Sanctioned Person; and no Sanctioned Person has any beneficial or other property interest in the Agreement.
Section 5.Certain Covenants and Acknowledgements.
(a)From the date hereof until the earlier of (i) the mutual termination of this Agreement by the parties hereto and (ii) the parties’ entry into an agreement that expressly supersedes this Agreement, the parties hereto shall use their commercially reasonable efforts to (A) satisfy the conditions necessary for consummation of the First Stage Closing and the closing of the Second Stage (the “Second Stage Closing”) that are set out in this Agreement or the Term Sheet, and (B) negotiate in good faith to finalize and enter into all agreements, in form and substance reasonably satisfactory to the parties hereto and, if applicable to an agreement, substantially based on the terms outlined in the Term Sheet for such agreement, necessary to consummate the First Stage Closing and the Second Stage Closing. Except as otherwise expressly provided herein, neither Lifezone nor Glencore shall be obligated to offer any business opportunities or conduct business exclusively with the other party by virtue of this Agreement, and the doctrine of ‘corporate opportunity’ will not apply to any other activities of either Lifezone or Glencore.

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(b)At or prior to the Second Stage Closing, the parties contemplate entering into the following agreements, in form and substance reasonably satisfactory to the parties hereto and substantially based on the applicable terms outlined in the Term Sheet for each agreement: (i) Second Subscription Agreement; (ii) Amended and Restated LLC Agreement; (iii) Revolving Loan Facility Agreement; (iv) Marketing Agreement; (v) Technology Licensing Agreement; (vi) Hedging Agreement; and (vii) such other agreements or documents ancillary to the foregoing or otherwise agreed to among the parties.
(c)From the date hereof until such time that the parties’ entry into an agreement that expressly supersedes this Agreement, the parties acknowledge and agree that as between RecycleCo, Lifezone and Glencore and their respective Affiliates, all intellectual property and technology developed by or on behalf of, including all modifications, derivative works, and improvements, by RecycleCo either alone, with third parties or jointly with either Lifezone or Glencore or any of their respective Affiliates will be owned solely by Lifezone.
(d)From the date hereof, each party hereto and its Affiliates and its Associated Persons acting on its behalf shall (i) comply with all applicable laws, rules and regulations, including the Anti-Bribery and Corruption Laws, Anti-Money laundering, Sanctions and Anti-Tax-Evasion Laws, and (ii) never authorize, offer, promise, pay or otherwise give, whether directly or indirectly, any Improper Inducement.
(e)From the date hereof, each party hereto shall maintain policies and procedures that are suitable for the size and nature of its operations and that are (i) designed to ensure that it complies with its obligations under Section 5(d) above and (ii) prevent any Associated Person from engaging in conduct that would cause a breach of any Anti-Bribery and Corruption Law, Anti-Money Laundering, Sanctions or any Anti-Tax Evasion Law.
(f)From the date hereof, each party hereto and its subsidiaries shall, and shall cause its subsidiaries to, ensure that (i) no Sanctioned Person has any beneficial or other property interest with respect to this Agreement, and (ii) no funds provided by Glencore or Lifezone with respect to this Agreement are ever used or made available (A) to fund or facilitate any activity or business with or related to any Sanctioned Country or Sanctioned Person, (B) in any manner that would result in a violation of Sanctions, or (C) for any activities or business that could result in the designation of Glencore or RecycleCo as a Sanctioned Person.
(g)In addition, no party hereto shall be obliged to perform any obligation required by this Agreement if to do so would result in a violation of, or be inconsistent with, any Sanctions, or expose such party to the risk of being designated as a Sanctioned Person.
Section 6.Definitions. For the purposes of this Agreement:
“Affiliate” means, in a relation to any Person, any other Person Controlling, Controlled by or under common Control with such Person. “Control” of a Person means: (a) the direct or indirect ownership of shares or other equity interests representing more than seventy-five percent (75 per cent.) of all the issued shares and equity interests in the capital of such Person; (b) the power to appoint or control the appointment of at least half of the board of directors of such Person; or (c) otherwise having the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise (including through the holding of an option to purchase shares or other rights in such Person), and “Controlled” and “Controlling” shall be construed accordingly.

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“Anti-Bribery and Corruption Law” means: (a) the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (b) the United States Foreign Corrupt Practices Act 1977, as amended; (c) the United Kingdom Bribery Act 2010; (d) the Swiss Criminal Code; (e) any rules or regulations under any of (b) to (d) above; and any other laws, rules and regulations relating to anti-bribery and corruption matters applicable to the parties of this Agreement.
“Anti-Money Laundering Laws” means any anti-money laundering and/or counter-terrorism legislation, rules, regulations or policies with the force of law, that are applicable to the parties hereto in any jurisdiction, including but not limited to the UK Proceeds of Crime Act 2002, the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the UK Terrorism Act 2000.
“Anti-Tax Evasion Laws” means Part 3 of the UK Criminal Finances Act 2017 (Corporate Offences of Failure to Prevent Facilitation of Tax Evasion), any rules or regulations thereunder and any other laws, rules and regulations relating to tax evasion applicable to the parties hereto.
“Associated Person” means, in relation to an individual or entity, any other individual or entity acting on its behalf or otherwise performing any services for or on its behalf, including without limitation its directors, officers, employees, contractors, sub-contractors and agents.
“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator.
“Group” means any subsidiary, any Affiliate, any holding company or ultimate holding company, and any subsidiary or any Affiliate of any such holding company or ultimate holding company.
“Improper Inducement” any payment or thing of value or any financial or other advantage to or for the use or benefit of: (a) any Public Official; or (a) any Associated Person of any commercial organisation or private individual; or (b) any other person, entity or third-party intermediary while knowing or having reason to know that all or any portion of such payment, thing of value or advantage would be offered, promised, paid or given to any of the persons described above: (i) for the purpose of inducing or rewarding the improper performance of that person’s relevant function; or (ii) the giving and/or receipt of which, would be in breach of any Anti-Bribery and Corruption Law, or (iii) the receipt of which would constitute improper performance of the recipient’s relevant function.
“Law” means any law, common law, statute, code, ordinance, regulation, rule or other requirement of any Governmental Authority.
“Person” means any individual, partnership, limited partnership, limited liability company, corporation, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or Governmental Authority.

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“Public Official” means (a) an employee, officer or Associated Person of, or any person otherwise acting in an official capacity for or on behalf of, a Governmental Authority; (b) a person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Governmental Authority; (c) an officer of, or individual who holds a position in, a political party; (d) a candidate for political office; (e) an individual who holds any other official, ceremonial or other appointed or inherited position with a Governmental Authority; or (f) any individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory.
“Sanctioned Country” means a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the date of signature of this Agreement, the Crimea, Cuba, Donetsk, Iran, Luhansk, North Korea and Syria).
“Sanctioned Person” means a Person that is, or is 50 per cent. or more owned or controlled by, a Person (or Persons) that is the subject of any Sanctions or based, organized or residing in a Sanctioned Country.
“Sanctions” means any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Departments of State or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Switzerland or any other applicable sanctions authority.
“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
Section 7.Miscellaneous.
(a)Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto. No party hereto may assign or transfer its rights and obligations under this Agreement without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld), except that Lifezone and Glencore may assign or transfer their respective rights and obligations under this Agreement to any of such parties’ Affiliates.
(b)Survival of Covenants, Representations and Warranties. All covenants, representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding anything herein to the contrary, the sections entitled Confidentiality, Costs, Equity Funding, the first sentence of “Documentation”, Governing Law and Jurisdiction, Compliance and Longstop Date and Status (all of which will be legally binding upon the parties hereto with effect from the date of the Term Sheet) and Section 6 (Definitions) and Section 7 (Miscellaneous) of this Agreement will survive and continue in full force notwithstanding any termination of this Agreement or the dissolution of RecycleCo.
(c)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any

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applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
(d)Complete Agreement. This Agreement, together with the Term Sheet, the Confidentiality Agreement, dated as of 4 March 2022, between Lifezone Limited and Glencore International AG, the Schedules and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties hereto related to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.
(e)Counterparts. This Agreement may be executed and delivered by email transmission of a portable document format (.pdf) copy and any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
(f)Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and will be deemed to mean “including, without limitation,”. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The use of the words “or,” “either,” and “any” shall not be exclusive and the term “or” has the meaning represented by the phrase “and/or”. References to “$” or “dollar” or “US$” will be references to United States dollars. The Recitals to this Agreement are hereby incorporated in and made a part of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
(g)Third Party Beneficiaries. Nothing in this Agreement confers, or will be construed to confer, any legal or equitable rights, remedies or claims upon any Person who is not a party, or a permitted assignee of a party, to this Agreement. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the parties that are expressly named as parties and signatories to this Agreement and then only with respect to the specific obligations set out herein with respect to such party.
(h)Further Assurances. The parties hereto undertake to execute and deliver, or cause to be executed and delivered, all documents, agreements and instruments necessary for the transactions described herein and to take all other actions as may be necessary to implement the provisions of this Agreement in a timely manner.
(i)Expenses and Taxes. Except as expressly set out in this Agreement or the Term Sheet, each party hereto shall bear such party’s own expenses and taxes incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(j)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law or

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conflict-of-law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules attached hereto). The parties hereto agree that the Revolving Loan Facility Agreement, Marketing Agreement, Technology Licensing Agreement, Hedging Agreement and all other commercial agreements ancillary to the foregoing and expected to be entered into on or prior to the Second Stage Closing as described in Section 5(b) will be governed by the internal laws of the State of New York and the courts in the State of New York will have exclusive jurisdiction over any dispute arising under thereunder.
(k)MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT, ACTION OR OTHER PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
(l)CONSENT TO JURISDICTION; CHOICE OF FORUM. EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THEN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN AND AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PARTIES HERETO WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. NOTHING HEREIN HOWEVER SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT (AFTER GIVING EFFECT TO ANY TIMELY APPEALS) IN ANY PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. In the event of litigation related to this Agreement, the non-prevailing party in such litigation shall promptly reimburse the prevailing party for all reasonable costs and expenses (including reasonable attorneys’ fees) associated with such litigation.
(m)Specific Performance. The parties hereto acknowledge and agree that the failure of any party to perform such party’s agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto hereby consents to the issuance of injunctive relief by the courts of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter or matters, in any federal district court within the State of Delaware) to compel performance of such party’s obligations and to the granting by such courts of the remedy of specific performance of such party’s obligations hereunder, without the necessity of proof of actual damage or posting of a bond or other security.
(n)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of all of the parties hereto. No waiver of any of the

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provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
(o)Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
(p)Notices. All notices and other communications required or permitted hereunder will be effective if in writing and (i) delivered personally, (ii) sent by electronic mail, (iii) sent by internationally-nationally-recognized courier, or (iv) sent by registered or certified mail, postage prepaid, in each case, to any party hereto at the address of such party set out in Schedule D attached hereto or at such other address as such party has furnished to the other parties hereto in writing as the address to which notices are to be sent hereunder. Such notices or other communications will be deemed effective (A) on the date received if personally delivered or sent by electronic mail during normal business hours before 5:00pm New York, New York time, (B) one business day after being sent by internationally-recognized courier or by electronic mail after normal U.S. business hours and (C) five business days after being sent by registered or certified mail. Each of the parties hereto is entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed as of the date first written above.
LIFEZONE RECYCLING US, LLC

                        By:_________________________________
        Name:
Title:

LIFEZONE HOLDINGS US, LLC

                        By:_________________________________
        Name:
Title:

GLENCORE LTD.

                        By:_________________________________
        Name:
Title:

[Signature Page – Subscription Agreement]
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Schedule A

Term Sheet

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Schedule B

Patents Schedule

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Schedule C

Joinder to the
Liability Company Agreement of Lifezone Recycling US, LLC

Date: [●] January 2024
The undersigned is executing and delivering this Joinder to the Limited Liability Company Agreement of Lifezone Recycling US, LLC, a Delaware limited liability company (“RecycleCo”), dated as of September 15, 2023, as amended by the Subscription Agreement entered into as of [●] January 2024 by and among (i) RecycleCo, (ii) Lifezone Holdings US, LLC, a Delaware limited liability company, and (iii) Glencore Ltd., a company formed under the laws of Switzerland (as the same may hereafter be further amended in accordance therewith, the “LLC Agreement”).
By executing and delivering to RecycleCo this Joinder to the LLC Agreement, the undersigned hereby agrees to become a party to, be bound by and comply with the provisions of the LLC Agreement as a “Member” in the same manner as if the undersigned were an original signatory to the LLC Agreement.

GLENCORE LTD.

                        By:_________________________________
        Name:
Title:

Agreed and Accepted by:

LIFEZONE RECYCLING US, LLC

By:
Name:
Title:

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Schedule D

Notice Details
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